Exhibit 10.4

JABIL INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

(PBRSU TSR—EXECUTIVE)

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made as of [                , 2021] (the “Grant Date”) between JABIL INC. a Delaware corporation (the “Company”) and                      (the “Grantee”).

Background Information

A. The Board of Directors (the “Board”) and stockholders of the Company previously adopted the Jabil Inc. 2021 Equity Incentive Plan (the “Plan”).

B. Section 3 of the Plan provides that the Administrator shall have the discretion and right to grant Awards, including Stock Unit Awards representing rights to receive shares, to any Employees or Non-Employee Directors, subject to the terms and conditions of the Plan and any additional terms provided by the Administrator. The Administrator has made a Stock Unit Award to the Grantee as of the Grant Date pursuant to the terms of the Plan and this Agreement.

C. The Grantee desires to accept the Stock Unit Award and agrees to be bound by the terms and conditions of the Plan and this Agreement.

D. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

Agreement

1. Restricted Stock Units. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Grantee under Section 10 of the Plan          restricted stock units (the “Restricted Stock Units”) as of the Grant Date. Each Restricted Stock Unit represents the right to receive a Share if the Restricted Stock Unit becomes vested and non-forfeitable in accordance with Section 2 or Section 3 of this Agreement. The Grantee shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to the Restricted Stock Units or the Shares underlying the Restricted Stock Units unless and until the Restricted Stock Units become vested and non-forfeitable and such Shares are delivered to the Grantee in accordance with Section 4 of this Agreement. The Grantee is required to pay no cash consideration for the grant of the Restricted Stock Units. The Grantee acknowledges and agrees that (i) the Restricted Stock Units and related rights are nontransferable as provided in Section 5 of this Agreement, (ii) the Restricted Stock Units are subject to forfeiture in the event the Grantee’s Continuous Service terminates in certain circumstances, as specified in Section 6 of this Agreement, (iii) sales of Shares delivered in settlement of the Restricted Stock Units will be subject to the Company’s policies regulating trading by Employees, including any applicable blackout or other designated periods in which sales of Shares are not permitted, (iv) Shares delivered in settlement will be subject to the Restrictive Covenants specified in Section 7 of this Agreement and any recoupment or Clawback Policy, including the forfeiture and clawback rights specified in Section 6 of this Agreement, regardless of whether such recoupment or Clawback Policy is applied with prospective or retroactive effect, and (v) any entitlement to dividend equivalents will be in accordance with Section 8 of this Agreement. The extent to which the Grantee’s rights and interest in the Restricted Stock Units becomes vested and non-forfeitable shall be determined in accordance with the provisions of Sections 2 and 3 of this Agreement except as otherwise provided in Sections 6 and 7 of this Agreement.

2. Vesting.

a. Except as may be otherwise provided in Section 3 or Section 6 or Section 7 of this Agreement, the vesting of the Grantee’s rights and interest in the Restricted Stock Units shall be determined in accordance with this Section 2. The extent to which the Grantee’s interest in the Restricted Stock Units becomes vested and non-forfeitable shall be based upon the satisfaction of the performance goal specified in this Section 2 (the “Performance Goal”), subject to Section 3. The Performance Goal shall be based upon a comparison of the Company’s total shareholder return, as defined below (“TSR”), to the TSR of each company (other than the Company) that comprises the S&P Supercomposite Technology Hardware and Equipment Index (the “Index”) during the period beginning [September 1, 2021] and ending on [August 31, 2024] (the “Performance Period”), provided that only the companies that comprise the Index as of the first day of the Performance Period shall be considered and any such company shall be deemed to have a TSR of negative 100 percent upon (i) the institution by or against such company of an insolvency, receivership or bankruptcy proceeding under the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532, or foreign insolvency regime, (ii) such company making an assignment for the benefit of creditors, or (iii) such company’s dissolution or ceasing to do business. The TSR for the Performance Period shall be measured at the end of the Performance Period. For purposes of this Agreement, TSR means the percentage rate of return, which can be positive or negative, from the Beginning Stock Price (as defined below) to the Closing Stock Price (as defined below) of the Common Shares of the Company and the common shares of beneficial interest issued by the relevant company in the Index, as applicable, assuming reinvestment of all dividends and other distributions paid during the Performance Period. For purposes of the preceding sentence, the “Beginning Stock Price” of the Common Shares of the Company and of the common shares of beneficial interest issued by the relevant company in the Index, as applicable, means the average stock price for the 90-day period ending 60 days after the first day of the Performance Period. The “Closing Stock Price” of the Common Shares of the Company and of the common shares of beneficial interest issued by the relevant company in the Index, as applicable, means the average stock price for the 90-day period ending 30 days after the last day of the Performance Period.

b. The portion of the Grantee’s rights and interest in the Restricted Stock Units, if any, that becomes vested and nonforfeitable on the Determination Date (as defined below) shall be determined in accordance with the following schedule, using linear interpolation, as determined by the Compensation Committee of the Board (the “Committee”):

Company TSR relative to the TSR of the companies in the Index	Percentage of Units/Shares Vested
25th percentile or below
Median
75th percentile and above

The continuous percentile rank calculation methodology shall be used for purposes of the preceding schedule; the Company shall be excluded in determining the percentile rank of the other companies in the Index, and the Company’s percentile rank shall be calculated by using linear interpolation between the percentile ranks of the other companies in the Index.

Notwithstanding the preceding schedule, if the Company’s TSR for the Performance Period is a negative number, but exceeds the Median percentile of the companies in the Index, then the percentage of the Restricted Stock Units determined in accordance with the preceding schedule shall be limited to 100%.

No fractional Shares shall be issued, and subject to the preceding limitation on the number of Shares available under this Agreement (that is, 200 percent of the related Shares), any fractional Share that would have resulted from the foregoing calculations shall be rounded up to the next whole Share.

c. The applicable portion of the Restricted Stock Units shall become vested and non-forfeitable in accordance with this Section 2, subject to the determination that the Performance Goal and all other conditions for the vesting of the Restricted Stock Units have been satisfied; provided the Grantee’s Continuous Service has not terminated before the date on which the Committee determines that the Performance Goal and all other conditions for the vesting of the Restricted Stock Units have been satisfied, which shall be no later than ninety (90) days after the last day of the Performance Period (“Determination Date”). The Committee shall make this determination, provided that, for any Grantee who is not an “officer” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the determination may be made by (i) such Grantee’s divisional Executive Vice President or Chief Executive Officer, (ii) the Chief Operating Officer of the Company or by (iii) the

President of the Company (each, an “Authorized Officer”). The Committee’s or such Authorized Officer’s good faith determination shall be final, binding and conclusive on all persons, including, but not limited to, the Company and the Grantee. The Committee or such Authorized Officer may, in its discretion, reduce the amount of compensation otherwise to be paid or earned in connection with this award, notwithstanding the level of achievement of the Performance Goal or any contrary provision of the Plan; provided no such reduction may be made after a Change in Control. The Grantee shall not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the Grantee, adversely affects the ability of the Company or the Grantee to satisfy the Performance Goal or in any way prevents the satisfaction of the Performance Goal.

3. Change in Control. In the event of a Change in Control, any portion of the Restricted Stock Units that is not yet vested on the date such Change in Control is determined to have occurred:

(a) shall become fully vested on the first anniversary of the date of such Change in Control (the “Change in Control Anniversary”) if the Grantee’s Continuous Service does not terminate prior to the Change in Control Anniversary;

(b) shall become fully vested on the Date of Termination if the Grantee’s Continuous Service terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason; or

(c) shall not become fully vested if the Grantee’s Continuous Service terminates prior to the Change in Control Anniversary as a result of termination by the Company for Cause or resignation by the Grantee without Good Reason, but only to the extent such Restricted Stock Units have not previously become vested.

For purposes of this Agreement, the references to “fully vested” refer to vesting of the number of Restricted Stock Units that would vest upon achievement of the maximum level of achievement of the Performance Goal under Section 2. This Section 3 shall supersede the standard vesting provision contained in Section 2 of this Agreement only to the extent that it results in accelerated vesting of the Restricted Stock Units, and it shall not result in a delay of any vesting or non-vesting of any Restricted Stock Units that otherwise would occur during the Performance Period under the terms of the standard vesting provision contained in Section 2 of this Agreement.

For purposes of this Section 3, the following definitions shall apply:

(d) “Cause” means:

(i) The Grantee’s conviction of a crime involving fraud or dishonesty; or

(ii) The Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct;

provided, however, that for purposes of Section 3(d)(ii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).

4. Timing and Manner of Settlement of Restricted Stock Units.

(a) Settlement Timing. Unless and until the Restricted Stock Units become vested and non-forfeitable in accordance with Section 2, Section 3 or Section 6 of this Agreement, the Grantee will have no right to settlement of any such Restricted Stock Units. Restricted Stock Units will be settled under this Section 4 by the Company delivering to the Grantee (or his beneficiary in the event of death) a number of Shares equal to the number of Restricted Stock Units that have become vested and non-forfeitable and are to be settled at the applicable settlement date. In the case of Restricted Stock Units that become vested and non-forfeitable at the Determination Date in accordance with Section 2 of this Agreement (including Restricted Stock Units not forfeited by operation of Section 6(a) or 6(c)), such Restricted Stock Units will be settled at a date that is as prompt as practicable after the Determination Date but in no event later than two and one-half (2-1/2) months after the Determination Date (settlement that is prompt but in no event later than two and one-half (2-1/2) months after the applicable vesting date is referred to herein as “Prompt Settlement”). The settlement of Restricted Stock Units that become vested and non-forfeitable in circumstances governed by Section 3 or Section 6(b) will be as follows:

(i) Restricted Stock Units that do not constitute a deferral of compensation under Code Section 409A will be settled as follows:

(A) Restricted Stock Units that become vested in accordance with Section 6(b) (due to the Grantee’s death) will be settled within the period extending to not later than two and one-half (2-1/2) months after the later of the end of calendar year or the end of the Company’s fiscal year in which death occurred; and

(B) Restricted Stock Units that become vested in accordance with Section 3(a) (on the Change in Control Anniversary) or Section 3(b) (during the year following a Change in Control) will be settled in a Prompt Settlement following the applicable vesting date under Section 3(a) or 3(b).

(ii) Restricted Stock Units that constitute a deferral of compensation under Code Section 409A (“409A RSUs”) will be settled as follows:

(A) 409A RSUs that become vested in accordance with Section 6(b) (due to the Grantee’s death) will be settled on the 30th day after the date of the Grantee’s death;

(B) 409A RSUs that become vested in accordance with Section 3(a) (on the Change in Control Anniversary), if in connection with the Change in Control there occurred a change in the ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”), will be settled in a Prompt Settlement following the first anniversary of the 409A Change in Control, and if there occurred no 409A Change in Control in connection with the Change in Control, such 409A RSUs will be settled in a Prompt Settlement following the earliest of the Determination Date, one year after a 409A Change in Control not related to the Change in Control or the termination of the Grantee’s Continuous Service, subject to Section 10(b) (including the six-month delay rule); and

(C) 409A RSUs that become vested in accordance with Section 3(b) (during the year following a Change in Control) will be settled in a Prompt Settlement following termination of the Grantee’s Continuous Service, subject to Section 10(b) (including the six-month delay rule).

(b) Manner of Settlement. The Company may make delivery of shares of Common Stock in settlement of Restricted Stock Units by either delivering one or more certificates representing such Shares to the Grantee (or his beneficiary in the event of death), registered in the name of the Grantee (and any joint name, if so directed by the Grantee), or by depositing such Shares into a stock brokerage account maintained for the Grantee (or of which the Grantee is a joint owner, with the consent of the Grantee). In no event will the Company issue fractional Shares.

(c) Effect of Settlement. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that have been paid and settled. Although a settlement date or range of dates for settlement are specified above in order to be exempt from or comply with Code Section 409A, the Company retains discretion to determine the settlement date, and no Grantee or beneficiary of a Grantee shall have any claim for damages or loss by virtue of the fact that the market price of Common Stock was higher on a given date upon which settlement could have been made as compared to the market price on or after the actual settlement date (any claim relating to settlement will be limited to a claim for delivery of Shares and related dividend equivalents).

5. Restrictions on Transfer. The Grantee shall not have the right to make or permit to occur any transfer, assignment, pledge, hypothecation or encumbrance of all or any portion of the Restricted Stock Units, related rights to dividend equivalents or any other rights relating thereto, whether outright or as security, with or without consideration, voluntary or involuntary, and the Restricted Stock Units, related rights to dividend equivalents and other rights relating thereto, shall not be subject to execution, attachment, lien, or similar process; provided, however, the Grantee will be entitled to designate a beneficiary or beneficiaries to receive any settlement in respect of the Restricted Stock Units upon the death of the Grantee, in the manner and to the extent permitted by the Administrator. Any purported transfer or other transaction not permitted under this Section 5 shall be deemed null and void.

6. Forfeiture and Clawback. Except as may be otherwise provided in this Section 6, the Grantee shall forfeit all of his rights and interest in the Restricted Stock Units and related dividend equivalents if his Continuous Service terminates for any reason before the Restricted Stock Units become vested in accordance with Section 2 or Section 3 of this Agreement or if the Grantee violates the Restrictive Covenant provisions specified in Section 7 or if the Grantee commits an act or omission constituting Cause as defined in Section 2 of the Plan, including but not limited to a substantial violation of the Company’s Code of Conduct. If the Grantee violates the Restrictive Covenant provisions specified in Section 7 or if the Grantee commits an act or omission constituting Cause as defined in Section 2 of the Plan, the Grantee must reimburse the Company the full value of any vested Restricted Stock Units and the Shares of Common Stock issued, and related dividend equivalents and any other related rights. The forfeiture and clawback rights under this Section apply irrespective of whether the conduct was discovered during the course of the Grantee’s employment.

(a) Retirement. In the event of the Grantee’s Retirement in accordance with the terms and conditions set forth in this Section 6(a), the Grantee’s Continuous Service shall be treated as not having terminated for a number of years determined in accordance with this Section 6(a) for purposes of application of the vesting provisions of this Agreement. For purposes of this Section 6(a), an “EU Executive” is a Grantee who resides and/or works in a European Union jurisdiction and a “Non-EU Executive” is a Grantee who resides and/or works either in the United States (“U.S.”) or outside of the European Union.

For purposes of this Section 6(a), “Retirement” for an EU Executive means termination of the EU Executive’s Continuous Service after the Grant Date or the end of the Company fiscal year in the Performance Period at which the EU Executive has completed twenty (20) Full Years of Continuous Service.

For purposes of this Section 6(a), “Retirement” for a Non-EU Executive means termination of the Non-EU Executive’s Continuous Service after the earliest of:

(i) The Grant Date or the end of the Company fiscal year in the Performance Period at which the Non-EU Executive has attained age fifty (50) and completed fifteen (15) Full Years of Continuous Service;

(ii) The Grant Date or the end of the Company fiscal year in the Performance Period at which the Non-EU Executive has attained age fifty-eight (58) and completed ten (10) Full Years of Continuous Service; or

(iii) The Grant Date or the end of the Company fiscal year in the Performance Period at which the Non-EU Executive has attained age sixty-two (62) and completed five (5) Full Years of Continuous Service.

For purposes of this Section 6(a), “Full Year” means a twelve-month period beginning on the date of the Grantee’s commencement of service for the Company or a Subsidiary and each anniversary thereof. Except as otherwise provided in this Section 6(a), the time period of Continuous Service for a Grantee whose service with the Company or a Subsidiary terminates and who subsequently returns to service with the Company or a Subsidiary shall include all time periods of the Grantee’s service for the Company or a Subsidiary for purposes of this Section 6(a). This Section 6(a) will only apply to a Retirement if the Grantee’s Continuous Service does not terminate due to Cause as defined in this Agreement. In addition, this Section 6(a) will only apply to a Retirement if the Grantee executes the agreement, if any, required under Section 6(d). For a Grantee who became an Employee or Non-Employee Director of the Company or a Subsidiary following the acquisition of his or her employer by the Company or a Subsidiary, service with the acquired employer shall not count toward the number of years of the Grantee’s Continuous Service for purposes of this Section 6(a), and Continuous Service shall be measured from the commencement of the Grantee’s service for the Company or a Subsidiary following such acquisition. For purposes of this Section 6(a), the number of years of the Grantee’s Continuous Service shall also include service with Jabil Circuit Co., a Michigan corporation and predecessor to the Company, and any Predecessor Subsidiary. For purposes of this Section 6(a), “Predecessor Subsidiary” means a company of which not less than fifty percent (50%) of the voting shares were held by Jabil Circuit Co. or a Predecessor Subsidiary. For purposes of this Section 6(a), for a Grantee who subsequent to the Grant Date performs service for the Company or a Subsidiary in a role as an employee of the Company or a Subsidiary that no longer includes being a state law officer of the Company or an employee of the Company with a title that is at least the equivalent of Vice President, or a substantially equivalent position of a Subsidiary (“Subsequent Non-Officer Service”), the time period of such Grantee’s Continuous Service shall not include the time period of any such Subsequent Non-Officer Service, but shall include any time period during which such Grantee subsequently resumes service for the Company or a Subsidiary in a role as an employee of the Company or a Subsidiary that includes being a state law officer of the Company or an employee of the Company with a title that is at least the equivalent of Vice President, or a substantially equivalent position of a Subsidiary.

If this Section 6(a) applies to an EU Executive’s Retirement, the EU Executive’s Continuous Service shall be treated as not having terminated for the number of years beginning on the effective date of the Retirement, or the remaining portion of the vesting period, whichever is applicable, in accordance with the following table based on the EU Executive’s age and full years of Continuous Service at the later of the Grant Date or the Company’s fiscal year-end next preceding the effective date of the Retirement:

Full Years of Continuous Service
20 Years	25 Years	30 or More Years
2 years	3 years	Full vesting period

Accordingly, upon such Retirement, Restricted Stock Units that otherwise would be forfeited because such Restricted Stock Units remain unvested (and not previously forfeited) at the effective date of the Retirement will not be forfeited if the Determination Date would have been reached had the EU Executive remained in Continuous Service for the additional period specified in the table above. Vesting of such Restricted Stock Units will remain subject to Section 2, and settlement of such Restricted Stock Units will remain subject to Section 4. Any portion of the Restricted Stock Units that could not potentially become vested under Section 2 assuming the EU Executive’s Continuous Service as set forth in the above table will be forfeited upon Retirement. The death of the EU Executive following Retirement or a Change in Control following Retirement shall not affect the application of this Section 6(a), although such events will trigger a settlement of the Restricted Stock Units not forfeited by operation of this Section 6(a) in accordance with Section 4.

If this Section 6(a) applies to a Non-EU Executive’s Retirement, the Non-EU Executive’s Continuous Service shall be treated as not having terminated for the number of years beginning on the effective date of the Retirement, or the remaining portion of the vesting period, whichever is applicable, in accordance with the following table based on the Non-EU Executive’s age and full years of Continuous Service at the later of the Grant Date or the Company’s fiscal year-end next preceding the effective date of the Retirement:

Age	Full Years of Continuous Service
	5 Years	10 Years	15 Years	20 or More Years
50 – 54	None	None	1 year	2 years
55 – 57	None	None	2 years	Full vesting period
58 – 61	None	2 years	3 years	Full vesting period
62 or Older	Full vesting period	Full vesting period	Full vesting period	Full vesting period

Accordingly, upon such Retirement, Restricted Stock Units that otherwise would be forfeited because such Restricted Stock Units remain unvested (and not previously forfeited) at the effective date of the Retirement will not be forfeited if the Determination Date would have been reached had the Non-EU Executive remained in Continuous Service for the additional period specified in the table above. Vesting of such Restricted Stock Units will remain subject to Section 2, and settlement of such Restricted Stock Units will remain subject to Section 4. Any portion of the Restricted Stock Units that could not potentially become vested under Section 2 assuming the Non-EU Executive’s Continuous Service as set forth in the above table will be forfeited upon Retirement. The death of the Non-EU Executive following Retirement or a Change in Control following Retirement shall not affect the application of this Section 6(a), although such events will trigger a settlement of the Restricted Stock Units not forfeited by operation of this Section 6(a) in accordance with Section 4.

Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in any jurisdiction that likely would result in the Retirement treatment that otherwise would apply to the Restricted Stock Units pursuant to this Section 6(a) being deemed unlawful and/or discriminatory, then the Company will not apply the Retirement treatment at the time of Grantee’s termination and the Restricted Stock Units will be treated as they would under the rules that otherwise would have applied if Grantee did not qualify as Retirement eligible.

(b) Death. In the event that the Grantee’s Continuous Service terminates due to death at a time that the Grantee’s Restricted Stock Units have not yet vested, a pro rata portion of the Grantee’s Restricted Stock Units shall vest as follows: First, for purposes of Section 2, the Company shall determine the actual level of the Performance Goal achieved (such determination may be by means of a good faith estimate) as of the Company’s fiscal quarter-end coincident with or next preceding the Grantee’s death (or, if the Grantee’s death occurs in the first fiscal quarter of the Performance Period, then the Company’s fiscal quarter-end coincident with or next following the Grantee’s death) and calculating, on a preliminary basis, the resulting number of Restricted Stock Units that would have become vested (based on such calculation) as of the Determination Date. Second, a pro rata portion of that number of Restricted Stock Units will be calculated by multiplying that number by a fraction, the numerator of which is the number of months from the first day of the Performance Period through the date of death (rounding any partial month to the next whole month) and the denominator of which is 36. No fractional Shares shall be issued, and subject to the limitation under Section 2(b) on the number of related Shares available under this Agreement, any fractional Share that would have resulted from the foregoing calculations shall be rounded up to the next whole Share. Any Restricted Stock Units that were unvested at the date of death and that exceed the pro rata portion of the Restricted Stock Units that become vested under this Section 6(b) shall be forfeited.

(c) Disability. In the event that the Grantee’s Continuous Service terminates due to Disability at a time that the Grantee’s Restricted Stock Units have not yet vested, a pro rata portion of the Grantee’s Restricted Stock Units shall remain outstanding and shall be eligible for future vesting based on the actual level of achievement in the Performance Period, provided, however, that non-forfeiture of such Restricted Stock Units will only apply if the Grantee executes the agreement, if any, required under Section 6(d). The pro rata portion shall be calculated by multiplying the number of Restricted Stock Units originally granted by a fraction, the numerator of which is the number of months from the first day of the Performance Period through the date of termination (rounding any partial month to the next whole month) and the denominator of which is 36. No fractional Shares shall be issued, and subject to the limitation under Section 2(b) on the number of related Shares available under this Agreement, any fractional Share that would have resulted from the foregoing calculations shall be rounded up to the next whole Share. Vesting of such Restricted Stock Units will remain subject to Section 2, and settlement of such Restricted Stock Units will remain subject to Section 4. The death of the Grantee following a termination governed by this Section 6(c), or a Change in Control following such termination, shall not increase or decrease the number of Restricted Stock Units forfeited or not forfeited under this Section 6(c), although such events will trigger a settlement of the Restricted Stock Units not forfeited by operation of this Section 6(c) in accordance with Section 4. Any Restricted Stock Units that at any time after the date of a termination governed by this Section 6(c) exceed the pro rata portion of the Restricted Stock Units that remain outstanding and potentially subject to future vesting under this Section 6(c) shall be forfeited.

(d) Execution of Separation Agreement and Release. Unless otherwise determined by the Administrator, as a condition to the non-forfeiture of Restricted Stock Units upon Retirement under Section 6(a) or upon a termination due to Disability under Section 6(c), the Grantee shall be required to execute a separation agreement and release, in a form prescribed by the Administrator, setting forth updated or revised covenants relating to noncompetition, nonsolicitation, nondisparagement, confidentiality and similar covenants for the protection of the Company’s business, and releasing the Company from liability in connection with the Grantee’s termination. Such agreement shall provide for the forfeiture and/or clawback of the Restricted Stock Units, and the Shares of Common Stock issued or issuable in settlement of the Restricted Stock Units, and related dividend equivalents and any other related rights, in the event of the Grantee’s failure to comply with the terms of such agreement. The Administrator will provide the form of such agreement to the Grantee, and the Grantee must execute and return such form within the period specified by law and not revoke such agreement within any permitted revocation period (the end of these periods being the “Agreement Effectiveness Deadline”). If any Restricted Stock Units subject to Section 6(a) or 6(c) or related rights would be required to be settled before the Agreement Effectiveness Deadline, the settlement shall not be delayed pending the receipt and effectiveness of the agreement, but any such Restricted Stock Units or related rights settled before such receipt and effectiveness shall be subject to clawback in the event that the agreement is not received and effective and not revoked by the Agreement Effectiveness Deadline.

7. Restrictive Covenants. The Company and including its Subsidiaries (“Jabil”) is the owner and possessor of numerous trade secrets and highly-sensitive business information about its finances, operations, business development / acquisition / divestiture / merger methods and strategies, customers (and potential customers), vendors (and potential vendors), employees, contractors and consultants and other matters that could be valuable to Jabil’s competitors. The Grantee is in possession of such sensitive information acquired during Jabil employment and, further, the Grantee has developed valuable contacts and relationships with Jabil customers (and potential customers), vendors (and potential vendors), acquisition targets and representatives, employees, contractors and consultants.

(a) As the Award is intended to encourage the Grantee to continue employment with Jabil, during which time the Grantee will have access to Jabil’s confidential information and trade secrets, during the term of the Grantee’s employment and for a period of one (1) year following the separation from employment, regardless of the reason for or the manner of termination, the Grantee shall not, without the written consent of the General Counsel of the Company or his/her designee:

(i) perform duties or undertake responsibilities in any capacity for a Competitor in the same countries or regions that the Grantee previously performed services during the two (2) year period preceding Grantee’s separation from employment that are the same or substantially similar to those duties or responsibilities that the Grantee performed or undertook for Jabil during such two (2) year period;

(ii) interfere with or engage in any activity to persuade or attempt to persuade any person or entity that has a business relationship with Jabil to not do business with or cease doing business with Jabil, to reduce the amount of business historically done with Jabil or to otherwise alter the actual business relationship with Jabil; or

(iii) solicit any Jabil employee to end or modify his/her relationship with Jabil for employment outside of Jabil.

(b) Unless compelled by subpoena, Grantee will not at any time use or talk about, write about, disclose in any manner or publicize:

(i) Jabil’s business, operations or employment data, policies or practices; or

(ii) The proprietary or trade secret or confidential information of Jabil (including without limitation merger and acquisition strategies, methods, and plans), or of its customers, vendors, merger/acquisition candidates, employees, contractors or consultants.

(c) As used herein, “Competitor” means

any individual or entity which competes with Jabil or any customers of Jabil with whom Grantee had substantial contact during the two (2) year period preceding Grantee’s separation from Jabil; or any of their current or future parents, subsidiaries, divisions, or direct or indirect affiliates (“affiliates” to include any entity in which the named entity has or from time to time may have a majority equity interest) anywhere in the world.

The foregoing restrictions shall not apply if the Grantee resides and/or primarily works in the State of California.

(d) During the period of one (1) year following termination of the Grantee’s employment with Jabil, the Grantee agrees to notify the Company in writing prior to accepting new employment, or engaging in any other activity which may violate this Agreement, and the Grantee agrees to provide in such notice information concerning the anticipated new employment or activity, including, but not limited to: name of employer; address of employer; job title; and scope and responsibilities of the new position. The Grantee recognizes that such duty of notification is not affected by the Grantee’s belief that such employment may perhaps not violate this Agreement or otherwise be unfairly competitive with Jabil. The Grantee’s written notice should be addressed to General Counsel of the Company. Provided, however, the foregoing notice requirement shall not apply if the Grantee resides and/or primarily works in the State of California.

(e) During the period of one (1) year following termination of the Grantee’s employment with Jabil, the Grantee shall provide a copy of Section 7 of this Award Agreement to each new employer before starting in any new employment. The Grantee agrees that the Company may notify any third party about the Grantee’s obligations under Section 7 of this Award Agreement until such obligations are fulfilled.

(f) If any provision of this Section 7 is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be deemed to be severed from the Award Agreement and such invalidity, illegality or unenforceability will not affect any other provision of the Award Agreement, all of which shall remain valid and enforceable. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the covenants contained in this Section 7 are unenforceable because they are overbroad in some respect, to the full extent permitted by applicable law, the court shall revise or reform any aspect of this Section 7 so as to make the scope of such Section 7 as broad as can be enforced under applicable law. A ruling that any provision of this Section 7 regarding post-employment obligations is unenforceable does not impact the Company’s ability to execute rights regarding forfeiture and clawback.

(g) In the event of an anticipated or actual breach by the Grantee of this Section 7, the Grantee acknowledges and agrees that damages would not be an adequate remedy to compensate Jabil for the harm to the business of Jabil and, in such event, agrees that Jabil shall be entitled to a temporary restraining order and to temporary injunctive relief to prevent or terminate such anticipated or actual breach, provided, however, that nothing in this Agreement shall be construed to limit any permanent relief to which Jabil may be entitled or the damages otherwise recoverable by Jabil in any such event.

(h) If the Grantee violates any aspect of this Section 7, or any duty of loyalty or confidentiality imposed by law, in addition to any damages that the Grantee may be required to pay, the Grantee understands and agrees that the Grantee shall be required to reimburse Jabil for all its costs incurred to enforce this Agreement, including but not limited to, all attorneys’ fees.

Notwithstanding the foregoing, no provision of this Section 7 is intended to or shall limit, prevent, impede or interfere with the Grantee’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding Jabil’s past or future conduct, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Grantee does not need prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that the Grantee has made such reports or disclosures.

8. Dividend Equivalents; Adjustments.

(a) Dividend Equivalents. During the period beginning on the Grant Date and ending on the date that Shares are issued in settlement of a Restricted Stock Unit, the Grantee will accrue dividend equivalents on Restricted Stock Units (including electively deferred 409A RSUs, as applicable to U.S. taxpayers) equal to the cash dividend or distribution that would have been paid on the Restricted Stock Unit had the Restricted Stock Unit been an issued and outstanding Share of Common Stock on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Restricted Stock Units to which they relate, and (ii) will be denominated and payable solely in cash. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes (subject to Section 9).

(b) Adjustments. The number of Restricted Stock Units (including electively deferred 409A RSUs, as applicable to U.S. taxpayers) credited to the Grantee shall be subject to adjustment by the Company, in accordance with Section 12 of the Plan, in order to preserve without enlarging the Grantee’s rights with respect to such Restricted Stock Units. Any such adjustment shall be made taking into account any crediting of cash dividend equivalents to the Grantee under Section 8(a) in connection with such transaction or event. In the case of an extraordinary cash dividend, the Committee may determine to adjust the Grantee’s Restricted Stock Units under this Section 8(b) in lieu of crediting cash dividend equivalents under Section 8(a). Restricted Stock Units credited to the Grantee as a result of an adjustment shall be subject to the same forfeiture and settlement terms as applied to the related Restricted Stock Units prior to the adjustment.

9. Responsibility for Taxes and Withholding. Regardless of any action the Company, any of its Subsidiaries and/or the Grantee’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its affiliates, if any. The Grantee further acknowledges that the Company and/or its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the delivery of Shares, the subsequent sale of Shares acquired pursuant to such delivery and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of any award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or its Subsidiaries, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or its Subsidiaries; or

(b) withholding in Shares to be delivered upon settlement; or

(c) withholding from dividend equivalent payments (payable in cash) related to the Shares to be delivered at settlement.

To avoid negative accounting treatment, the Company and/or its Subsidiaries may withhold or account for Tax-Related Items by considering applicable withholding rates but not exceeding the maximum statutory withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares attributable to the awarded Restricted Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

Finally, the Grantee shall pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company and/or its Subsidiaries may be required to withhold or account for as a result of the Grantee’s participation in the Plan that are not satisfied by the means previously described. The Company may refuse to issue or deliver the Shares if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

10. Code Section 409A.

(a) General. Payments made pursuant to this Agreement are intended to be exempt from Section 409A of the Code or to otherwise comply with Section 409A of the Code. Accordingly, other provisions of the Plan or this Agreement notwithstanding, the provisions of this Section 10 will apply in order that the Restricted Stock Units, and related dividend equivalents and any other related rights, will be exempt from or otherwise comply with Code Section 409A. In addition, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all Restricted Stock Units, and related dividend equivalents and any other related rights, are exempt from or otherwise comply, and in operation comply, with Code Section 409A (including, without limitation, the avoidance of penalties thereunder). Other provisions of the Plan and this Agreement notwithstanding, the Company makes no representations that the Restricted Stock Units, and related dividend equivalents and any other related rights, will be exempt from or avoid any penalties that may apply under Code Section 409A, makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units and related dividend equivalents and any other related rights, and will not indemnify or provide a gross up payment to a Grantee (or his beneficiary) for any taxes, interest or penalties imposed under Code Section 409A. As applicable to U.S. taxpayers, other restrictions and limitations under any deferred compensation plan or general rules applicable to deferrals apply to electively deferred 409A RSUs and related dividend equivalents and, if those provisions apply and are compliant with Code Section 409A, they shall take precedence over inconsistent provisions of this Section 10.

(b) Restrictions on 409A RSUs. In the case of any 409A RSUs, the following restrictions will apply:

(i) Separation from Service. Any payment in settlement of the 409A RSUs that is triggered by a termination of Continuous Service (or other termination of employment) hereunder will occur only if the Grantee has had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), with such separation from service treated as the termination for purposes of determining the timing of any settlement based on such termination.

(ii) Six-Month Delay Rule. The “six-month delay rule” will apply to 409A RSUs if these four conditions are met:

(A) the Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)) for a reason other than death;

(B) a payment in settlement is triggered by such separation from service; and

(C) the Grantee is a “specified employee” under Code Section 409A.

If it applies, the six-month delay rule will delay a settlement of 409A RSUs triggered by separation from service where the settlement otherwise would occur within six months after the separation from service, subject to the following:

(D) any delayed payment shall be made on the date six months and one day after separation from service;

(E) during the six-month delay period, accelerated settlement will be permitted in the event of the Grantee’s death and for no other reason (including no acceleration upon a Change in Control) except to the extent permitted under Code Section 409A; and

(F) any settlement that is not triggered by a separation from service, or is triggered by a separation from service but would be made more than six months after separation (without applying this six-month delay rule), shall be unaffected by the six-month delay rule.

(c) Other Compliance Provisions. The following provisions apply to Restricted Stock Units:

(i) Each tranche of Restricted Stock Units (including dividend equivalents accrued thereon) that potentially could vest at or following a Determination Date under Section 2 shall be deemed a separate payment for purposes of Code Section 409A.

(ii) The settlement of 409A RSUs may not be accelerated by the Company except to the extent permitted under Code Section 409A. The Company may, however, accelerate vesting (i.e., may waive the risk of forfeiture tied to termination of the Grantee’s Continuous Service) of 409A RSUs, without changing the settlement terms of such 409A RSUs.

(iii) It is understood that Good Reason for purposes of this Agreement is limited to circumstances that qualify under Treasury Regulation § 1.409A-1(n)(2).

(iv) For U.S. taxpayers, any election to defer settlement of Restricted Stock Units must comply with the election timing rules under Code Section 409A.

(v) Any restriction imposed on 409A RSUs hereunder or under the terms of other documents solely to ensure compliance with Code Section 409A shall not be applied to a Restricted Stock Unit that is not a 409A RSU except to the extent necessary to preserve the status of such Restricted Stock Unit as not being a “deferral of compensation” under Code Section 409A.

(vi) If any mandatory term required for 409A RSUs or other RSUs, or related dividend equivalents or other related rights, to avoid tax penalties under Code Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.

(vii) In the case of any settlement of Restricted Stock Units during a specified period following the Determination Date or other date triggering a right to settlement, the Grantee shall have no influence (other than permitted deferral elections, as applicable to U.S. taxpayers) on any determination as to the tax year in which the settlement will be made.

(viii) In the case of any Restricted Stock Unit that is not a 409A RSU, if the circumstances arise constituting a Disability but termination of the Grantee’s Continuous Service has not in fact resulted immediately without an election by the Grantee, then only the Company or a Subsidiary may elect to terminate the Grantee’s Continuous Service due to such Disability.

(ix) If the Company has a right of setoff that could apply to a 409A RSU, such right may only be exercised at the time the 409A RSU would have been settled, and may be exercised only as a setoff against an obligation that arose not more than 30 days before and within the same year as the settlement date if application of such setoff right against an earlier obligation would not be permitted under Code Section 409A.

11. Deferral. If permitted by the Administrator, for U.S. taxpayers, the issuance of the Shares issuable with respect to the Restricted Stock Units may be deferred upon such terms and conditions as determined by the Administrator, subject to the Administrator’s determination that any such right of deferral or any term thereof complies with applicable laws or regulations in effect from time to time, including but not limited to Section 409A of the Code and the Employee Retirement Income Security Act of 1974, as amended. Shares issuable with respect to electively deferred 409A RSUs, and related dividend equivalents, shall remain subject to the terms and conditions of this Agreement, and for this purpose shall be considered rights related to the 409A RSUs, to the extent applicable and not otherwise superseded by any deferred compensation plan or general rules applicable to electively deferred 409A RSUs, until such 409A RSUs are settled and the Shares issued, including but not limited to Sections 5, 6(d), 7, 8, 9, 11, 12, 13, 14, 15, 16 and 17 of this Agreement

12. No Effect on Employment or Rights under the Plan. Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under the Plan or this Agreement. If the Grantee’s employment is terminated for any reason whatsoever (and whether lawful or otherwise), he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under this Agreement or any Award or otherwise in connection with the Plan. The rights and obligations of the Grantee under the terms of his employment with the Company or any Subsidiary will not be affected by his participation in the Plan or this Agreement, and neither the Plan nor this Agreement form part of any contract of employment between the Grantee and the Company or any Subsidiary. The granting of Awards under the Plan is entirely at the discretion of the Administrator, and the Grantee shall not in any circumstances have any right to be granted an Award.

13. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

14. Successors; Severability; Entire Agreement; Headings. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein. Subject to the terms and conditions of the Plan, any rules adopted by the Company or the Administrator and applicable to this Agreement and the terms of any elective deferral of the Grantee applicable to the Restricted Stock Units for U.S. taxpayers, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

15. Grantee Acknowledgements and Consents.

(a) Data Privacy. As communicated in Jabil’s Notice of Data Collection, Processing and Transfer of Employee Personal Data, as updated from time to time.

Data Collection and Usage. The Company collects, processes and uses personal data about the Grantee, including but not limited to, the Grantee’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, rights or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Grantee’s employer. In order for the Grantee to participate in the Plan, the Company will collect his or her personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Grantee’s personal data is based on the necessity for Company’s performance of its obligations under the Plan and pursuant to the Company’s legitimate business interests. In those jurisdictions where the Grantee’s consent to the processing of the Grantee’s personal data is required, the Grantee expressly and explicitly consents to the collection, processing and transfer practices as described herein.

Stock Plan Administration and Service Providers. The Company may transfer the Grantee’s data to one or more third party stock plan service providers based in the U.S., which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for the Grantee to receive and trade Shares. The Grantee may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s).

International Data Transfers. The Grantee’s personal data will be transferred from the Grantee’s country to the U.S., where the Company and its service providers are based. The Company’s legal basis for the transfer of the Grantee’s data to the U.S. is the Grantee’s consent (where required) or that it is authorized by the Company’s use of the standard data protection clauses adopted in accordance with applicable law.

Data Retention. The Company will use the Grantee’s personal data only as long as necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Grantee’s personal data, which will generally be seven (7) years after the Grantee participates in the Plan, the Company will remove it from its systems. If the Company keeps the data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

Voluntariness and Consequences of Consent Denial or Withdraw. The Grantee’s participation in the Plan and his or her grant of consent, if required, if purely voluntary. The Grantee may reject participation in the Plan or withdraw the Grantee’s consent, if applicable, at any time. If the Grantee rejects participation in the Plan, does not consent, if applicable, or withdraws his or her consent, if applicable, the Grantee may be unable to participate in the Plan. This would not affect the Grantee’s existing employment or salary; instead, the Grantee merely may forfeit the opportunities associated with the Plan.

Data Subject Rights. The Grantee understands that he or she may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing of data, (v) portability of data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of the Grantee’s personal data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact his or her local human resources department.

(b) Voluntary Participation. The Grantee’s participation in the Plan is voluntary. The value of the Restricted Stock Units is an extraordinary item of compensation. Unless otherwise expressly provided in a separate agreement between the Grantee and the Company or a Subsidiary, the Restricted Stock Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(c) Electronic Delivery and Acceptance. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, THE PROSPECTUS FOR THE PLAN AND OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO THE GRANTEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE CONSENTS AND AGREES THAT SUCH PROCEDURES AND DELIVERY MAY BE EFFECTED BY A BROKER OR THIRD PARTY ENGAGED BY THE COMPANY TO PROVIDE ADMINISTRATIVE SERVICES RELATED TO THE PLAN. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE HEREBY CONSENTS TO ANY AND ALL PROCEDURES THE COMPANY HAS ESTABLISHED OR MAY ESTABLISH FOR ANY ELECTRONIC SIGNATURE SYSTEM FOR DELIVERY AND ACCEPTANCE OF ANY PLAN DOCUMENTS, INCLUDING THIS AGREEMENT, THAT THE COMPANY MAY ELECT TO DELIVER AND AGREES THAT HIS ELECTRONIC SIGNATURE IS THE SAME AS, AND WILL HAVE THE SAME FORCE AND EFFECT AS, HIS MANUAL SIGNATURE. THE COMPANY WILL SEND TO THE GRANTEE AN E-MAIL ANNOUNCEMENT WHEN THE PLAN DOCUMENTS ARE AVAILABLE ELECTRONICALLY FOR THE GRANTEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENTS CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, THE GRANTEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK. THE GRANTEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE ADMINISTRATOR. THE GRANTEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (i) THE TERMINATION OF THE GRANTEE’S PARTICIPATION IN THE PLAN AND (ii) THE WITHDRAWAL OF THE GRANTEE’S CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE OF THE PLAN DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT THE GRANTEE HAS THE RIGHT AT ANY TIME TO WITHDRAW HIS CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE ADMINISTRATOR. IF THE GRANTEE WITHDRAWS HIS CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE, THE

COMPANY WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE WITHDRAWAL NOTICE. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE ACKNOWLEDGES THAT HE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING THE GRANTEE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.

(d) Unfunded Plan. The Grantee acknowledges and agrees that any rights of the Grantee relating to the Grantee’s Restricted Stock Units and related dividend equivalents and any other related rights shall constitute bookkeeping entries on the books of the Company and shall not create in the Grantee any right to, or claim against, any specific assets of the Company or any Subsidiary, nor result in the creation of any trust or escrow account for the Grantee. With respect to the Grantee’s entitlement to any payment hereunder, the Grantee shall be a general creditor of the Company.

16. Additional Acknowledgements. By accepting this Agreement electronically, the Grantee and the Company agree that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement. The Grantee has reviewed in its entirety the prospectus that summarizes the terms of the Plan and this Agreement, has had an opportunity to request a copy of the Plan in accordance with the procedure described in the prospectus, has had an opportunity to obtain the advice of counsel prior to electronically accepting this Agreement and fully understands all provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement.

17. Country Appendix. Notwithstanding any provision of this Agreement to the contrary, this Restricted Stock Unit grant and any Shares issued pursuant to this Agreement shall be subject to the applicable terms and provisions as set forth in the Country Appendix attached hereto and incorporated herein, if any, for the Grantee’s country of residence (and country of employment, if different).

Acceptance by the Grantee

By selecting the “I accept” box on the website of the Company’s administrative agent, the Grantee acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement, including the restrictive covenant provisions, and any other rules, agreements or other terms and conditions incorporated herein by reference.

COUNTRY APPENDIX

ADDITIONAL TERMS AND CONDITIONS TO RESTRICTED STOCK UNIT AWARD AGREEMENT

This Country Appendix (“Appendix”) includes the following additional terms and conditions that govern the Grantee’s Stock Award for all Grantees that reside and/or work in one of the countries listed below.

Notifications

This Country Appendix also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of October 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Country Appendix as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest, or Shares are delivered in settlement of the Restricted Stock Units, or the Grantee sells any Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and none of the Company, its Subsidiaries, nor the Administrator is in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country of residence and/or work may apply to the Grantee’s situation.

Finally, if the Grantee transfers employment after the Grant Date, or is considered a resident of another country for local law purposes following the Grant Date, the notifications contained herein may not be applicable to the Grantee, and the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee.

Terms and Conditions Applicable to All Jurisdictions

English Language. The Grantee acknowledges and agrees that it is the Grantee’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Stock Award, be drawn up in English. The Grantee further acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Agreement, the Plan and any rules, procedures, forms or documents related to the Stock Award. If the Grantee has received this Agreement, the Plan or any other rules, procedures, forms or documents related to the Stock Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Repatriation; Compliance with Laws. The Grantee agrees, as a condition of the grant of the Stock Award, to repatriate all payments attributable to the Award and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents, and any proceeds derived from the sale of the Shares acquired pursuant to the Agreement) in accordance with all foreign exchange rules and regulations applicable to the Grantee. The Company and the Administrator reserve the right to impose other requirements on the Grantee’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired or cash payments made pursuant to the Agreement, to the extent the Company, its Subsidiaries or the Administrator determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Finally, the Grantee agrees to take any and all actions as may be required to comply with the Grantee’s personal legal and tax obligations under all laws, rules and regulations applicable to the Grantee.

Commercial Relationship. The Grantee expressly recognizes that the Grantee’s participation in the Plan and the Company’s Stock Award grant does not constitute an employment relationship between the Grantee and the Company. The Grantee has been granted Stock Awards as a consequence of the commercial relationship between the Company and the Company’s Subsidiary that employs the Grantee, and the Company’s Subsidiary that employs the Grantee is the Grantee’s sole employer. Based on the foregoing, the Grantee expressly recognizes that (a) the Plan and the benefits the Grantee may derive from participation in the Plan do not establish any rights between the Grantee and the Subsidiary that employs the Grantee, (b) the Plan and the benefits the Grantee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Subsidiary that employs the Grantee, and (c) any modifications or amendments of the Plan by the Company or the Administrator, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Subsidiary that employs the Grantee.

Private Placement. The grant of the Stock Award is not intended to be a public offering of securities in the Grantee’s country of residence and/or employment but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Stock Award is not subject to the supervision of the local securities authorities.

Additional Acknowledgements. The GRANTEE also acknowledges and agrees to the following:

•

The grant of the Stock Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Awards or benefits in lieu of the Stock Award even if Stock Awards have been granted repeatedly in the past.

•	The future value of the Shares and any related dividend equivalents is unknown and cannot be predicted with certainty.

•

No claim or entitlement to compensation or damages arises from the forfeiture of the Stock Award or any of the Restricted Stock Units or related dividend equivalents, the termination of the Plan, or the diminution in value of the Restricted Stock Units or Shares, and the Grantee irrevocably releases the Company, its Subsidiaries, the Administrator and their affiliates from any such claim that may arise.

•

None of the Company, its Subsidiaries, nor the Administrator is providing any tax, legal or financial advice or making any recommendations regarding the Grantee’s participation in the Plan, the grant, vesting or settlement of the Grantee’s Restricted Stock Units, or the Grantee’s acquisition or sale of the Shares delivered in settlement of the Restricted Stock Units. The Grantee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

Terms and Conditions Applicable to All EU/EEA Jurisdictions, Switzerland and the United Kingdom

Data Privacy. As communicated in Jabil’s Notice of Data Collection, Processing and Transfer of Employee Personal Data, as updated from time to time.

(a) Data Collection and Usage. The Company collects, processes and uses personal data about the Grantee, including but not limited to, the Grantee’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, rights or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Grantee’s employer. In order for the Grantee to participate in the Plan, the Company will collect his or her personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Grantee’s personal data is based on the necessity for Company’s performance of its obligations under the Plan and pursuant to the Company’s legitimate business interests.

(b) Stock Plan Administration and Service Providers. The Company may transfer the Grantee’s data to one or more third party stock plan service providers based in the United States (“U.S.”), which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for the Grantee to receive and trade Shares. The Grantee may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s).

(c) International Data Transfers. The Grantee’s personal data will be transferred from the Grantee’s country to the U.S., where the Company and its service providers are based. The Company’s legal basis for the transfer of the Grantee’s data to the U.S. is that it is authorized by the Company’s participation in the EU-U.S. Privacy Shield and/or its use of the standard data protection clauses adopted by the EU Commission.

(d) Data Retention. The Company will use the Grantee’s personal data only as long as necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Grantee’s personal data, which will generally be seven (7) years after the Grantee participates in the Plan, the Company will remove it from its systems. If the Company keeps the data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

Data Subject Rights. The Grantee understands that he or she may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing of data, (v) portability of data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of the Grantee’s personal data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact his or her local human resources department.

Notifications Applicable to Austria

Consumer Protection Information. If the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plan, the Grantee may be entitled to revoke the Grantee’s acceptance of the Agreement (and thereby revoke his acceptance of the Restricted Stock Units) under the conditions listed below:

(i) If the Grantee accepts the Stock Award, the Grantee may be entitled to revoke the Grantee’s acceptance; provided the revocation is made within one week after such electronic acceptance of the Agreement.

(ii) The revocation must be in written form to be valid and will revoke both acceptance of the Agreement and acceptance of the Restricted Stock Units awarded thereunder. It is sufficient if the Grantee returns the Agreement to the Administrator or a Company representative with language which can be understood as a refusal to conclude or honor the Agreement; provided the revocation is sent within the period discussed above.

Exchange Control Information. The Grantee may be required to comply with certain exchange control obligations if the Grantee holds securities (including Shares) or cash (including proceeds from the sale of such Shares) outside of Austria. If the transaction volume of all of the Grantee’s accounts abroad meets or exceeds €10,000,000, the movement and balance of all accounts must be reported monthly to the Austrian National Bank, as of the last day of the month, on or before the fifteenth day of the following month using the prescribed form “Meldungen SI-Forderungen und/oder SI-Verpflichturngen.”

Terms and Conditions Applicable to Canada

Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, this Appendix or the Plan, the Stock Award shall be settled only in Shares of the Company (and may not be settled in cash).

Securities Law Information. The Grantee is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Use of English Language. The Grantee acknowledges and agrees that it is the Grantee’s express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir souhaité expressément que la convention ainsi les notices et la documentation juridique fournis ou mis en œuvre ou institués directement ou indirectement, relativement aux présentes, soient rédigés en anglais.

Tax Reporting Information. The Grantee is required to report any foreign specified property (including Shares acquired under the Plan) to the Canada Revenue Agency on Form T1135 (Foreign Income Verification Statement) if the total cost of the Grantee’s foreign specified property exceeds C$100,000 at any time in the year. The form must be filed by April 30th of the following year. Foreign specified property also includes unvested Restricted Stock Units (generally at nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property. The Grantee should consult with his or her personal tax advisor to determine his or her reporting requirements.

Termination of Employment. For purposes of the Stock Award, except as otherwise provided under applicable law, the date of the Grantee’s termination of employment shall be the date that is the earliest of (i) the date on which the Grantee’s employment is terminated, (ii) the date on which the Grantee receives notice of termination, or (iii) the date on which the Grantee is no longer actively providing services to the Company or any Subsidiary, regardless of any notice period or period of pay in lieu of such notice required under applicable employment laws in the jurisdiction where the Grantee is employed (including, but not limited to statutory law, regulatory law and/or common law) or the terms of the Grantee’s employment agreement, if any. The Company shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be providing services while on a leave of absence).

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Grantee’s right to vest in the Stock Award under the Plan, if any, will terminate effective as of the last day of the Grantee’s minimum statutory notice period, but the Grantee will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Grantee’s statutory notice period, nor will the Grantee be entitled to any compensation for lost vesting.

Data Privacy. The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan. The Grantee further authorizes the Company and any Subsidiary to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in the Grantee’s employee file.

Terms and Conditions Applicable to China

Satisfaction of Regulatory Obligations. If the Grantee is a national of the Peoples’ Republic of China (“PRC”), this Restricted Stock Unit grant is subject to additional terms and conditions, as determined by the Company in its sole discretion, in order for the Company to obtain the applicable approvals from the PRC State Administration of Foreign Exchange (“SAFE”) to permit the operation of the Plan in accordance with applicable PRC exchange control laws and regulations.

Immediate Sale of Shares. If the Grantee is a PRC national, he or she may be required to immediately sell all Shares acquired upon vesting of the Restricted Stock Units (in which case, this Appendix shall give the Company the authority to issue sales instructions on the Grantee’s behalf). The Grantee agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the Shares (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. The Grantee acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of Shares at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Grantee in accordance with applicable exchange control laws and regulations.

Exchange Control Restrictions. The Grantee understands and agrees that, if the Grantee is subject to exchange control laws in China, the Grantee will be required immediately to repatriate to China the proceeds from the sale of any Shares acquired under the Plan. The Grantee further understands that such repatriation of proceeds may need to be effected through a special bank account established by the Company in China, and he or she hereby consents and agrees that proceeds from the sale of Shares acquired under the Plan may be transferred to such account by the Company on his or her behalf prior to being delivered to the Grantee and that no interest shall be paid with respect to funds held in such account. The proceeds may be paid to the Grantee in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Grantee understands that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid in local currency, the Grantee acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Grantee agrees to bear any currency fluctuation risk between the time the Shares are sold and the net proceeds are converted into local currency and distributed to the Grantee. The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Administration. The Company shall not be liable for any costs, fees, lost interest or dividends or other losses the Grantee may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the Stock Award in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

Terms and Conditions Applicable to Denmark

Treatment of Stock Awards Upon Termination of Employment. Notwithstanding any provision in the Agreement or the Plan to the contrary, if the Grantee is determined to be an “Employee,” as defined in Section 2 of the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”), the treatment of the Stock Award upon the Grantee’s termination of employment may be governed by Sections 4 and 5 of the Stock Option Act. However, if the provisions in the Agreement or the Plan governing the treatment of the Stock Award upon termination of employment are more favorable, then the provisions of the Agreement or the Plan shall govern.

Foreign Asset / Account Reporting Information. The new Danish Tax Reporting Act that entered into force on January 1, 2019 removed the rules that previously obligated individuals to inform the Danish Tax Administration about shares held in foreign bank or brokerage accounts and deposit accounts with a foreign bank or broker. The use of the relevant Forms V and K are discontinued as of January 1, 2019 and replaced by automatic exchange of information regarding bank and brokerage accounts.

However, the Grantee must still report foreign bank/broker accounts and their deposits, as well as shares held in a foreign bank or broker account in the Grantee’s tax return under the section on foreign affairs and income.

Terms and Conditions Applicable to France

Tax Information. The Stock Award is not intended to be a French-qualified award.

Language Consent. By accepting the Award and the Agreement, which provides for the terms and conditions of the Award, the Grantee confirms having read and understood the documents relating to this grant (the Plan and the Agreement, including this Appendix) which were provided in English language. The Grantee accepts the terms of those documents accordingly. En acceptant l’Attribution et ce Contrat qui contient les termes et conditions de l’Attribution, le Bénéficiaire confirmez avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat, ainsi que la présente Annexe) qui vous ont été transmis en langue anglaise. Le Bénéficiaire acceptez ainsi les conditions et termes de ces documents.

Foreign Asset / Account Reporting Information. The Grantee should report all foreign accounts (whether open, current or closed) to the French tax authorities when filing his / her annual tax return. The Grantee should consult his / her personal advisor to ensure compliance with applicable reporting obligations.

Notifications Applicable to Germany

Exchange Control Information. Cross border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). The Grantee understands that in the event he or she receives a payment in excess of this amount in connection with the sale of securities (including Shares acquired under the Plan), the Grantee must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).

Foreign Asset/Account Reporting Information. If the Grantee’s acquisition of shares under the Plan leads to a so-called qualified participation at any point during the calendar year, the Grantee will need to report the acquisition when he or she files his or her tax return for the relevant year. A qualified participation is attained if the value of the shares acquired exceeds €150,000. The Grantee will be responsible for obtaining the appropriate form from a German federal bank and complying with the applicable reporting obligations.

Notifications Applicable to Hong Kong

Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, Appendix or the Plan, the Stock Award shall be settled only in Shares of the Company (and may not be settled in cash).

IMPORTANT NOTICE. WARNING: The Agreement, the Plan and all other materials pertaining to the Plan have not been reviewed by any regulatory authority in Hong Kong. The Grantee understands that the Grantee is hereby advised to exercise caution in relation to the offering thereunder and that if the Grantee has any doubts about any of the contents of the aforementioned materials, the Grantee should obtain independent professional advice.

Notifications Applicable to Ireland

Director Notification Requirement. If the Grantee is a director, shadow director or secretary of the Company’s Irish subsidiaries or affiliates whose interests meet or exceed 1% of the Company’s voting rights, pursuant to Section 53 of the Irish Company Act 1990, the Grantee must notify the Irish subsidiary or affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units or Shares), or within five business days of becoming aware of the event giving rise to the notification requirement, or within five business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director, or secretary).

Terms and Conditions Applicable to Israel

Immediate Sale of Shares. Notwithstanding anything to the contrary in the Agreement, the Grantee may be required to immediately sell all Shares acquired upon vesting of the Restricted Stock Units (in which case, this Appendix shall give the Company the authority to issue sales instructions on the Grantee’s behalf). The Grantee agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the Shares (including, without limitation, as to the transfer of the sale proceeds) and shall otherwise cooperate with the Company with respect to such matters. The Grantee acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of Shares at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Grantee.

Securities Law Information. The grant of the Restricted Stock Units does not constitute a public offering under the Securities Law, 1968.

Terms and Conditions Applicable to Italy

Foreign Asset/Account Reporting Information. If the Grantee is an Italian resident and holds investments or financial assets outside of Italy (such as cash or Restricted Stock Units) during any fiscal year which may generate income taxable in Italy (or if the Grantee is the beneficial owner of such an investment or asset even if the Grantee does not directly hold the investment or asset), the Grantee is required to report such investments or assets on his / her annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Grantee is not required to file a tax return). The Grantee should consult with his / her personal tax advisor as to whether the reporting obligation applies to the Grantee and whether he / she will be required to report details of any outstanding Stock Awards or Shares held by the Grantee outside of Italy in the Grantee’s relevant annual tax return.

Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year. No tax payment duties arise if the amount of the foreign financial assets held abroad does not exceed a certain threshold.

Notifications Applicable to Malaysia

Director Reporting Requirement. If the Grantee is a director of the local affiliate in Malaysia, the Grantee has an obligation to notify the local affiliate in Malaysia in writing: (i) when the Grantee is granted a Stock Award under the Plan, (ii) when the Grantee’s Restricted Stock Units are settled and the Grantee receives Shares, (iii) when Shares are sold or (iv) when there is an event giving rise to a change with respect to the Grantee’s interest in the Company. The Grantee must provide this notification within 14 days of the date the interest is acquired or disposed of or the occurrence of the event giving rise to the change to enable the local affiliate in Malaysia to comply with the relevant requirements of the Malaysian authorities. The Malaysian Companies Act prescribes criminal penalties for directors who fail to provide such notice.

Notifications Applicable to Mexico

Commercial Relationship. The Grantee expressly acknowledges that the Grantee’s participation in the Plan and the Company’s grant of the Stock Award does not constitute an employment relationship between the Grantee and the Company. The Grantee has been granted the Stock Award as a consequence of the commercial relationship between the Company and the Subsidiary in Mexico that employs the Grantee, and the Company’s Subsidiary in Mexico that employs is the Grantee’s sole employer. Based on the foregoing: (a) the Grantee expressly acknowledges that the Plan and the benefits derived from participation in the Plan do not establish any rights between the Grantee and the Subsidiary in Mexico that employs the Grantee; (b) the Plan and the benefits derived from participation in the Plan are not part of the employment conditions and/or benefits provided by the Subsidiary in Mexico that employs the Grantee; and (c) any modifications or amendments of the Plan or benefits granted thereunder by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Subsidiary in Mexico that employs the Grantee.

Extraordinary Item of Compensation. The Grantee expressly recognizes and acknowledges that the Grantee’s participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Grantee’s free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Agreement and this Appendix. As such, the Grantee acknowledges and agrees that the Company, in its sole discretion, may amend and/or discontinue the Grantee’s participation in the Plan at any time and without any liability. The value of the Restricted Stock Units is an extraordinary item of compensation outside the scope of the Grantee’s employment contract, if any. The Restricted Stock Units are not part of the Grantee’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Company’s Subsidiary in Mexico that employs the Grantee.

Securities Law Information. The Restricted Stock Units and the Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement, this Appendix and any other document relating to the Restricted Stock Units may not be publicly distributed in Mexico. These materials are addressed to the Grantee only because of the Grantee’s existing relationship with the Company and its subsidiaries and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Company or its subsidiaries made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

Terms and Conditions Applicable to the Netherlands

Waiver of Termination Rights. The Grantee hereby waives any and all rights to compensation or damages as a result of the Grantee’s termination of employment with the Company or any Subsidiary of the Company whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements under the Plan, or (ii) the Grantee ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

Notifications Applicable to Singapore

Director Notification Obligation. The Grantee acknowledges that if he / she is a director or shadow director of a Subsidiary in Singapore, the Grantee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Subsidiary in Singapore in writing when the Grantee receives an interest (e.g., Restricted Stock Units, Shares) in the Company. In addition, the Grantee acknowledges that he / she must notify the Subsidiary in Singapore when he / she sells Shares. These notifications must be made within two days of acquiring or disposing of an interest in the Company. In addition, the Grantee acknowledges that he / she must make a notification of the Grantee’s interest in the Company within two days of becoming a director. If the Grantee is the Chief Executive Officer (“CEO”) of a Singapore subsidiary and the above notification requirements are determined to apply to the CEO of a Singapore subsidiary, the above notification requirements also may apply to the Grantee.

Securities Law Information. The Restricted Stock Units are being granted to grantees pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Grantee should note that the Restricted Stock Units are subject to section 257 of the SFA and the Grantee will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of Shares subject to the Restricted Stock Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Terms and Conditions Applicable to Sweden

Authorization to Withhold. This provision supplements Section 9 of the Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 9 of the Agreement, by accepting the Restricted Stock Units, the Grantee authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to the Grantee upon settlement/vesting to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

Notifications Applicable to Switzerland

Securities Law Information. The Restricted Stock Units are not intended to be publicly offered in or from Switzerland. Because the offer of the Restricted Stock Units is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Restricted Stock Units (a) constitutes a prospectus as such term is understood pursuant to article 35 et. seq. of the Swiss Federal Act on Financial Services (“FinSA”), (b) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (c) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any other Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority “FINMA”.

Notifications Applicable to Taiwan

Securities Law Information. The offer to participate in the Plan is available only for employees of the Company and its Subsidiaries. The offer to participate in the Plan is not a public offer of securities by a Taiwanese company. Therefore, it is not subject to registration in Taiwan.

Terms and Conditions Applicable to the United Kingdom

Responsibility for Taxes. This provision supplements Section 9 of the Agreement:

Without limitation to Section 9 of the Agreement, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such taxes, as and when requested by the Company or (if different) the Grantee’s employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also hereby agrees to indemnify and keep indemnified the Company and (if different) the Grantee’s employer against any such taxes that they are required to pay or withhold on the Grantee’s behalf or have paid or will pay to the HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Grantee is a director or executive officer (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Grantee is a director or executive officer and income tax due is not collected from or paid by the Grantee within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Grantee on which additional income tax and national insurance contributions may be payable. The Grantee acknowledges that the Grantee ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or (if different) the Grantee’s employer for the value of any employee national insurance contributions due on this additional benefit, which the Company or (if different) the Grantee’s employer may recover from the Grantee at any time thereafter by any of the means referred to in the Agreement.